EXHIBIT 99.1

LINN ENERGY ANNOUNCES APPOINTMENT OF JOSEPH P. MCCOY TO BOARD OF DIRECTORS

Houston, Texas, September 10, 2007 — Linn Energy, LLC (Nasdaq: LINE) announced today that its Board of Directors has voted to expand the size of the board to five members and to add Joseph P. McCoy as a new independent director.

Mr. McCoy is a veteran energy executive with over 30 years of oil and gas experience and over 15 years of experience as a senior finance officer for large publicly traded corporations.  Most recently, he served as Senior Vice President and Chief Financial Officer of Burlington Resources.  Mr. McCoy is a Certified Public Accountant and holds a Masters degree in accounting and an MBA from Northeastern University and a Bachelors degree in economics from College of the Holy Cross.  He also serves on the Board of Rancher Energy Corporation where he is Chairman of the Audit Committee.

“With a combination of strategic and tactical leadership experience, Joe McCoy has created best in class organizational and governance structures and promoted the highest standards of business conduct, financial integrity and regulatory compliance,” said Michael C. Linn, Chairman, President and Chief Executive Officer of Linn Energy.  “Throughout his career, Joe has been recognized as a trusted business partner and advisor in the areas of corporate governance, strategic planning, acquisition integration and financial reporting and controls, and I am pleased to welcome him to our Board of Directors.”

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Jeanine Mouret
	Executive Vice President and CFO	Manager, Investor Relations
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